EXHIBIT 10.1

CREDIT AGREEMENT
dated as of December 29, 2010
among
PIPER JAFFRAY COMPANIES,
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent
ASSOCIATED BANK, N.A.,
as a Co-Documentation Agent
FIFTH THIRD BANK,
as a Co-Documentation Agent
PNC BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent
and
SUNTRUST BANK,
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arranger and Sole Book Manager
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arranger

i

Schedules

Schedule I	—	Applicable Margin
Schedule II	—	Commitment Amounts
Schedule 1.1	—	EBITDA Addback Amounts
Schedule 4.5(a)	—	Litigation
Schedule 4.5(b)	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 4.19	—	Material Contracts
Schedule 7.1	—	Existing Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Guaranty and Pledge Agreement
Exhibit C	—	Form of Revolving Credit Note
Exhibit D	—	Form of Swingline Note
Exhibit E	—	Form of Term Note

Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.7	—	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(viii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(xi)	—	Form of Closing Certificate
Exhibit 5.1(c)	—	Form of Compliance Certificate

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2010, by and among PIPER JAFFRAY COMPANIES, a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that the Lenders (a) establish a $50,000,000 revolving credit facility in favor of, and (b) make term loans in an aggregate principal amount equal to $100,000,000 to, the Borrower; and
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of and severally to make the term loans to the Borrower.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
          “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
          “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $50,000,000.
          “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, as of any date with respect to all Loans outstanding on such date or the letter of credit fee on such date, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the date on which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2011 are required to be delivered shall be at Level II as set forth on Schedule I.
          “Applicable Percentage” shall mean 0.50% per annum.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association.
          “Asset Management EBITDA” shall mean, for any period of determination, an amount equal to the sum of (i) the operating income attributable to the “asset management” segment for such period as reported by the Borrower in its financial statements delivered pursuant to clauses (a) and (b) of Section 5.1 plus (ii) the amounts set forth on Schedule 1.1 corresponding to the applicable period of determination.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
          “Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.
          “Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.
          “Borrower” shall have the meaning in the introductory paragraph hereof.
          “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
          “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or Minneapolis, Minnesota are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean for any period, without duplication, (i) all expenditures for property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).
          “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars (in amounts, unless otherwise specified herein, equal to 100% of such obligations), with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
          “Cash on Hand” shall mean, on any date of determination, (i) all money, currency or credit balances owned by the Borrower and held in any demand or deposit account in the United States of America on the date of determination (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including, without, limitation, Revolving Loans) and (ii) Permitted Investments; provided, however, that amounts calculated under clause (i) of this definition shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Borrower; and provided, further, that amounts included under this definition shall (x) be included only to the extent such amounts are not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (1) in favor of the Administrative Agent or (2) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised), (y) exclude any amounts held by the Borrower in escrow, trust or other fiduciary capacity for or on behalf of a client of the Borrower or any of its Affiliates and (z) exclude any cash collateral securing any of the Obligations, other than cash held in the Deposit Account subject to the Deposit Account Control Agreement and any Permitted Investment held in a Securities Account subject to a Securities Account Control Agreement.
          “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Guaranty and Pledge Agreement or any Foreign Collateral Document.
          “Commission” shall mean the Securities and Exchange Commission and any successor entity.
          “Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
          “Compliance Certificate” shall mean a certificate signed by the chief financial officer or treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
          “Consolidated Tangible Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to noncontrolling interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, (y) other than Investments described in Section 7.4(k) which are adjusted on a mark-to-market basis in the ordinary course business of the Borrower and its Subsidiaries, the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (z) the net book amount of all goodwill and other assets of the Borrower and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.
          “Consolidated Total Capital” shall mean, as of any date, the sum of (i) Consolidated Total Debt as of such date and (ii) Consolidated Tangible Net Worth as of such date.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding (a) Indebtedness of the type described in subsection (xi) of the definition thereof and (b) Indebtedness of the type described in Section 7.1(g).

          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning set forth in Section 2.13(c).
          “Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan, make a payment to the Issuing Bank in respect of a Letter of Credit (including failure to make a payment in respect of an LC Disbursement) and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or similar or other financing agreement unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Administrative Agent in writing of the same, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
          “Deposit Account” shall mean account number 2177081 at The PrivateBank and Trust Company and any successor account thereto (including any deposit account at another depositary bank used to hold the proceeds of the Dividend which are not invested in accordance with Section 7.4(g)).
          “Deposit Account Control Agreement” shall mean an agreement, in form and substance acceptable to the Administrative Agent, executed by the Borrower, the Administrative Agent and the applicable depositary bank and granting “control” (within the meaning of the Uniform Commercial Code as in effect in the State of New York) over the Deposit Account at such depositary bank to the Administrative Agent.
          “Dividend” shall have the meaning given such term in Section 3.1(xvii).
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

          “Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia or any territory of the United States.
          “Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or

Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Event of Default” shall have the meaning provided in ARTICLE VIII.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
          “Existing Liquidity Facility” shall mean that certain Loan Agreement (Broker-Dealer VRDN Facility) dated as of September 30, 2008, as amended through the Closing Date, between PJ&Co and U.S. Bank National Association (and shall include any replacement liquidity facility, the terms and conditions of which are substantially the same as the foregoing Loan Agreement).
          “FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fee Letters” shall mean (a) the SunTrust Fee Letter and (b) that certain fee letter, dated December 29, 2010, executed by U.S. Bank National Association and accepted by Borrower.
          “FINRA” shall mean the Financial Industry Regulatory Authority or any successor entity.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
          “Fiscal Year” shall mean any fiscal year of the Borrower.
          “Fitch” shall mean Fitch Rating Group.
          “FOCUS Report” shall mean, for any Person, the Financial and Operational Combined Uniform Single Report required to be filed on a monthly or quarterly basis, as the case may be, with the Commission or the NYSE, or any report that is required in lieu of such report.
          “Foreign Collateral Documents” shall mean the Hong Kong Collateral Documents and the UK Collateral Documents.
          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states or commonwealths of the United States or the District of Columbia or a territory of the United States.
          “Foundation” means Piper Jaffray Foundation, a Minnesota non-profit corporation.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guaranty and Pledge Agreement” shall mean that certain Guaranty and Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit B, executed by the Borrower and each Domestic Subsidiary (other than PJ&Co).
          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising,

evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
          “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Hong Kong Collateral Documents” shall mean that certain Share Mortgage, dated as of the date hereof executed by the Borrower and the Administrative Agent.
          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clause (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
          “Information Memorandum” shall mean the Confidential Information Memorandum dated October, 2010 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.
          “Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two or three months; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
     (iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
     (v) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.
          “Investments” shall have the meaning as set forth in Section 7.4.
          “Issuing Bank” shall mean SunTrust Bank, in its capacity as an issuer of Letters of Credit pursuant to Section 2.22.
          “LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

          “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).
          “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
          “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.
          “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
          “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Total Capital as of such date.
          “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
          “License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Government Authority in connection with the operation, ownership or transaction of insurance, broker-dealer or investment advisory businesses or other regulated businesses.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference or priority having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Guaranty and Pledge Agreement, all Foreign Collateral Documents, all Deposit Account Control Agreements, all Securities Account Control Agreements, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
          “Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.
          “Long Inventory” shall mean the total of Securities and spot commodities owned, at market value, and (without duplication) Securities owned not readily marketable as reported monthly on lines 850 and 860 in the most recent monthly FOCUS Report filed with the Commission.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, condition (financial or otherwise), assets, operations, liabilities (contingent or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
          “Material Contract” shall mean any contract or other arrangement (other than the Loan Documents), whether written or oral, to which the Borrower or any Subsidiary is a party (a) requiring annual payments by any party thereto of more than 5.0% of the annual consolidated gross revenues of the Borrower and its Subsidiaries, or (b) as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $5,000,000.
          “Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 29, 2013 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “MSRB” shall mean the Municipal Securities Rulemaking Board and any successor entity.
          “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
          “Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes.
          “Notice of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, and the Notices of Swingline Borrowing.
          “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).
          “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
          “Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.
          “NYSE” shall mean the New York Stock Exchange, Inc.

          “Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred, or required to be reimbursed, by the Borrower, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, (c) all Treasury Management Obligations and (d) all obligations and indebtedness of the Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing card and travel and entertainment card agreements, arrangements or programs) maintained with any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation (other than operating leases) arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “PJ&Co” shall mean Piper Jaffray & Co., a Delaware corporation.
          “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “Participant” shall have the meaning set forth in Section 10.4(d).

          “Patriot Act” shall have the meaning set forth in Section 10.14.
          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Permitted Acquisition” shall mean any acquisition by the Borrower or any Subsidiary Loan Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:
          (a) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;
          (b) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
          (c) the Person or business to be acquired shall (i) be in a substantially similar line of business as the Borrower and its Subsidiaries immediately prior to such acquisition and (ii) have Target EBITDA of not less than $0 for the previous four fiscal quarters ending prior to the date of such acquisition;
          (d) if such transaction is a merger or consolidation, the Borrower or a Subsidiary Loan Party shall be the surviving Person and no Change in Control shall have been effected thereby;
          (e) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 5.11 to be delivered at the time required pursuant to Section 5.11;
          (f) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to (A) the Administrative Agent and the Lenders a Compliance Certificate for the most recent Fiscal Quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory thereto, compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in ARTICLE VI and (B) the Administrative Agent an income statement for the Person or business to be acquired for the period then ended;

          (g) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;
          (h) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;
          (i) the aggregate amount of Indebtedness incurred or assumed in connection with such acquisition, together with the aggregate amount of Indebtedness incurred or assumed in connection with all other Permitted Acquisitions consummated after the Closing Date, does not exceed $200,000,000; and
          (j) the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition.
          “Permitted Acquisition Consideration” shall mean the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, net of the applicable acquired company’s cash and cash equivalents balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or Subsidiary Loan Party in order to consummate the applicable Permitted Acquisition, but excluding any Capital Stock of the Borrower issued in connection therewith.
          “Permitted Acquisition Diligence Information” shall mean with respect to any acquisition proposed by the Borrower or any Subsidiary Loan Party, to the extent applicable, all material financial information and other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
          “Permitted Acquisition Documents” shall mean with respect to any acquisition proposed by the Borrower or any Subsidiary Loan Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

          “Permitted Encumbrances” shall mean:
     (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
     (vii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and
     (viii) Liens, if any, securing the Obligations;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the Obligations).
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
     (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Permitted Liens” shall have the meaning set forth in Section 7.2.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13).
          “Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) whose Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that such Person will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such failure is based on such Person’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
          “Pro Forma Basis” shall mean, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Permitted Acquisition consummated during such period (or, as the case may be, any specified Permitted Acquisition), with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, financial statement or other document provided to the Administrative Agent in connection herewith in accordance with Regulation S-X of the Exchange Act, and other cost savings and pro forma adjustments reasonably acceptable to the Administrative Agent.
          “Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
          “Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.
          “Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulatory Net Capital” shall mean the “net capital” of PJ&Co as shown on its filed monthly FOCUS report.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Coverage Amount” shall mean (i) on any date of determination prior to the date that is twelve (12) months prior to the Maturity Date, an amount necessary to pay and satisfy all Obligations that will be due and owing by the Borrower during the next two succeeding Fiscal Quarters following any such date of determination and (ii) on any date of determination during the period of twelve (12) months prior to the Maturity Date, an amount necessary to pay and satisfy all Obligations that will be due and owing by the Borrower during the next succeeding Fiscal Quarter following any such date of determination.

          “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided, that, with respect to the financial covenants and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Borrower.
          “Restricted Payment” shall have the meaning set forth in Section 7.5.
          “Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.
          “Revolving Commitment Termination Date” shall mean the earliest of (i) December 29, 2013, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
          “Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit C.
          “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

          “S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor thereto.
          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Account” shall have the meaning assigned to such term in Section 8-501 of the Uniform Commercial Code as in effect, from time to time, in the State of New York.
          “Securities Account Control Agreement” shall mean an agreement, in form and substance acceptable to the Administrative Agent, executed by the Borrower, the Administrative Agent and the applicable securities intermediary and granting “control” (within the meaning of the Uniform Commercial Code as in effect in the State of New York) over the Securities Account at such securities intermediary to the Administrative Agent.
          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Self-Regulatory Organization” shall have the meaning assigned to such term in Section 3(a)(26) of the Exchange Act.
          “SIPC” shall mean the Securities Investor Protection Corporation or any successor entity.
          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, the Foundation shall not be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement or any other Loan Document.
          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Pledge Agreement.
          “SunTrust Fee Letter” shall mean that certain fee letter, dated October 1, 2010, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
          “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
          “Swingline Lender” shall mean SunTrust Bank.
          “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
          “Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, in substantially the form of Exhibit D.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Target EBITDA” shall mean, for any Person for any period, an amount equal to the sum of (i) net income of such Person for such period plus (ii) to the extent deducted in determining net income for such period and without duplication, (A) interest expense for such period, (B) income tax expense for such period, (C) depreciation and amortization for such period, all as determined in accordance with GAAP and (D) add backs of the type described on Schedule 1.1 and such other non-cash items approved by the Administrative Agent in its discretion.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Loan” shall have the meaning set forth in Section 2.5.
          “Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Lenders’ Term Loan Commitments is $100,000,000.

          “Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit E.
          “Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
          “UK Collateral Documents” shall mean that certain Charge over Shares, dated as of the date hereof executed by the Borrower and the Administrative Agent.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
     Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower and its Subsidiaries last delivered to the Administrative Agent in connection with this Agreement); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in ARTICLE VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend ARTICLE VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Furthermore, the Borrower hereby agrees that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement, including, without limitation, for calculating financial ratios herein and determining compliance with the financial covenants herein.
     Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2(b) and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each

Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Lender’s Term Loan Commitment on the Closing Date.
     Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
     Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested Business Day of each Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed four. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     Section 2.4. Swingline Commitment.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
          (b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 (a “Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing (which shall be a Business Day). Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day), (iii) the duration of the Interest Period applicable thereto and (iv) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 4:00 p.m. on the requested date of such Swingline Loan.
          (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.
          (d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
          (e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline

Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
     Section 2.5. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.
     Section 2.6. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to (i) 12:00 p.m. on the date of a Base Rate Borrowing and (ii) 5:00 p.m. one (1) Business Day prior to the date of a LIBOR Borrowing, in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.7. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then,

unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     Section 2.8. Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.6.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar-for-dollar reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
          (c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.23 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
     Section 2.9. Repayment of Loans.
          (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

          (b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.
          (c) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$2,500,000
March 31, 2012	$6,250,000
June 30, 2012	$6,250,000
September 30, 2012	$6,250,000
December 31, 2012	$6,250,000
March 31, 2013	$16,250,000
June 30, 2013	$16,250,000
September 30, 2013	$16,250,000
December 29, 2013	$16,250,000
provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
     Section 2.10. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and/or a Term Loan Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
     Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments required by Section 2.9(c) in inverse order of maturity.
     Section 2.12. Mandatory Prepayments.
          (a) Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding (i) sales of Securities in the ordinary course of business, (ii) sales of obsolete equipment and (iii) so long as no Event of Default has occurred and is continuing, sales of capital assets the proceeds of which are reinvested in similar replacement assets of the Borrower and its Subsidiaries within 180 days after such assets are sold and (iv) other sales of assets of the Borrower or any of its Subsidiaries with an aggregate book value not to exceed $1,000,000 in any Fiscal Year) the Borrower shall prepay the Loans in an amount equal to all such cash proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with paragraph (c) immediately below.
          (b) If the Borrower or any of its Subsidiaries issues any debt or equity securities (other than (i) Indebtedness permitted under Section 7.1, (ii) equity securities issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary, (iii) equity securities issued to employees or directors of the Borrower or such Subsidiary or pursuant to the exercise of options issued to such employees or directors and (iv) Capital Stock of the Borrower issued in connection with a Permitted Acquisition) then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with paragraph (c) immediately below.
          (c) Any prepayments made by the Borrower pursuant to Section 2.12(a) or (b) above shall be applied by the Administrative Agent as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to reduce the outstanding principal amount of the Term Loans in inverse order of maturity; third, if the Term Loans have been paid in full, to the principal balance of the Swingline Loans, until the same shall have been paid in full; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, and fifth, to Cash Collateralize the Letters of Credit in accordance with Section 2.22(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses third and fourth above.
          (d) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to the Letters of Credit by depositing cash collateral in an amount equal to such excess plus any accrued and unpaid fees thereon. Such account shall be administered in accordance with Section 2.22(g) hereof.
     Section 2.13. Interest on Loans.
          (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
          (b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
          (c) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations described in clause (a) of the definition thereof (other than Loans) that accrue interest, at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.14. Fees.
          (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times set forth in the SunTrust Fee Letter.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
          (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2.0% per annum.
          (d) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee set forth in the Fee Letters, which shall be due and payable on the Closing Date.
          (e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2011 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
          (f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (b) and (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.21 will automatically be deemed adjusted to reflect the provisions of this Section; provided that (a) to the extent that a portion of the LC Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (a)(i) of Section 2.23, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank.
     Section 2.15. Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
     Section 2.16. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
     (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
     Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.18. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.20 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
     (iii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or the Issuing Bank with respect to capital adequacy), then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.18 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; and provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
     Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
     Section 2.20. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall, to the extent available to the Borrower, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such

Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
     Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, Section 2.19 or Section 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.18, Section 2.19, Section 2.20 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to the fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iv) fourth, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 2.22. Letters of Credit.
          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(e), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $500,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in ARTICLE III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 3.2 or that one or more conditions specified in ARTICLE III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 1:00 p.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in

Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(d).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize the reimbursement obligations of the Borrower with respect to Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such calendar quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
     (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
     (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
     (vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

     Section 2.23. Defaulting Lenders. (a) If any Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
     (i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (x) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (y) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
     (ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated, for any reason, or with respect to the LC Exposure and Swingline Exposure of any Potential Defaulting Lender, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Borrower to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender or such Potential Defaulting Lender, or (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that (x) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (y) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender; and
     (iii) except as otherwise provided herein, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender under this Agreement, third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit, fourth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
          (b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.
     Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i)

would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
     Section 2.25. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender is a Defaulting Lender, or (d) in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then, in each case, the Borrower may, at its sole expense and effort (but without prejudice to any rights or remedies the Borrower may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
     Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make the initial Loans and the obligation of the Issuing Bank to issue any initial Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arrangers (including the Fee Letters).
          (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Lenders:

     (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
     (ii) if requested by a Lender, duly executed Revolving Credit Notes and Term Notes payable to such Lender and the Swingline Note payable to the Swingline Lender;
     (iii) (A) the Guaranty and Pledge Agreement duly executed by the Borrower and each Subsidiary that is a Domestic Subsidiary (other than PJ&Co) and (B) each Foreign Collateral Document duly executed by the Borrower;
     (iv) evidence that all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon;
     (v) (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Guaranty and Pledge Agreement and any Foreign Collateral Document, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Guaranty and Pledge Agreement together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof;
     (vi) results of a Lien search (including a search as to judgments, pending litigation and tax), in form and substance reasonably satisfactory thereto, made against the Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Permitted Liens);
     (vii) a pay-off letter with respect to the repayment in full of all Variable Rate Senior Notes due December 31, 2010 issued by the Borrower;
     (viii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(viii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and resolutions, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
     (ix) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign entity;
     (x) (A) a favorable written opinion of Faegre & Benson LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents (including the UK Collateral Documents) and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request and (B) a favorable written opinion of Deacons, counsel to the Secured Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Hong Kong Collateral Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
     (xi) a certificate in the form of Exhibit 3.1(b)(xi), dated the Closing Date and signed by a Responsible Officer, certifying that, after giving effect to the funding of any initial Loan or initial issuance of a Letter of Credit (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
     (xii) certificates of insurance issued on behalf of insurers of the Borrower and its Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and its Subsidiaries;
     (xiii) a duly executed Notice of Borrowing;
     (xiv) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;
     (xv) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing;
     (xvi) copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on September 30, 2010, (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2009 and (C) projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year following the Closing Date through December 31, 2013;

     (xvii) evidence that PJ&Co shall have received all regulatory approvals necessary to permit the payment of one or more cash dividends to the Borrower in an amount not less than $50,000,000 in the aggregate (collectively, the “Dividend”) and PJ&Co shall have paid the full amount of the Dividend to the Borrower without condition as to such regulatory approval (or all such conditions shall have been satisfied) and the proceeds of the Dividend shall have been used by the Borrower in accordance with Section 5.10;
     (xviii) the Deposit Account Control Agreement duly executed by each of the parties thereto, together with evidence that the Borrower shall have deposited into the Deposit Account any portion of the Dividend which shall not have been invested by the Borrower pursuant to Section 7.4(g);
     (xix) certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness;
     (xx) confirmation that except as set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any of the Borrower, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
     (xxi) the Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the USA Patriot Act, as amended; and
     (xxii) such other documents, certificates and instruments reasonably requested by the Administrative Agent.
Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;
          (c) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
          (d) the Borrower shall have delivered the required Notice of Borrowing.
In addition to other conditions precedent herein set forth, if any Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless in each case it is satisfied that all related LC Exposure and Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:
     (i) in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 2.23(a)(i); and
     (ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.23(a)(ii), the Borrower Cash Collateralizes its payment and reimbursement obligations with respect to such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;
provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.
          Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

     Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of either of clause (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require the Borrower or any other Loan Party to obtain any consent or approval of, to make any registration or filing with, or require any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under any Material Contract or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
     Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for the

Fiscal Year then ended prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2010, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2009, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.5. Litigation and Environmental Matters.
          (a) Except as set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5(b), neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.
     Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all applicable laws, statutes, and rules, regulations, judgments, decrees and orders of any Governmental Authority, Self-Regulatory Organization or securities exchange having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties (including, without limitation, the Exchange Act, the Investment Advisers Act, the Investment Company Act and the applicable rules and regulations of the Commission, FINRA, MSRB, the U.K. Financial Services Authority and the Hong Kong Securities and Futures Commission) and (b) all Material Contracts, except in the case of clauses (a) and (b), where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7. Government Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which would reasonably be expected to limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable. Each of the Borrower and each of its Subsidiaries possesses all Licenses, registrations and authorizations from and with any Government Authority, Self-Regulatory Organization or securities exchange, necessary or material to the conduct of its business as now or presently proposed to be conducted, including, without limitation, all necessary Licenses, registrations and authorizations from and with the U.K. Financial Services Authority and the Hong Kong Securities and Futures Commission. PJ&Co is (a) duly registered with the Commission as a broker-dealer under the Exchange Act, (b) a member in good standing of the FINRA, (c) not in arrears in regard to any assessment made upon it by the SIPC and (d) has received no notice from the Commission, FINRA, MSRB or any other Government Authority, Self-Regulatory Organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.
     Section 4.8. Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Following the application of the proceeds of any Loan, less than 25% of the value of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by “margin stock” (as defined in Regulation U).
     Section 4.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $5,000,000. No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.
          (b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Requirements of Law, except for any failure under any Employee Benefit Plan for which a voluntary correction is eligible for submission to the appropriate Governmental Authority under a pre-approved correction program made available for such purpose by a Governmental Authority and the total cost of fully implementing such correction is not expected to exceed $125,000 (including any fees and preparation expenses). Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.
          (c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with Statement of Financial Accounting Standards No. 106.
          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules under Part 4 of Title I of ERISA with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax or penalty on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
     Section 4.11. Ownership of Property.
          (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
          (b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person known to the Borrower or such Subsidiary.
          (c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
     Section 4.12. Disclosure.The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
     Section 4.13. Labor Relations. There are no material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement, if any, have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     Section 4.16. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 4.17. Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Loan, and no Letters of Credit, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.18. Security Documents. (a) The Guaranty and Pledge Agreement and the Foreign Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof in which a security interest may be created under the Uniform Commercial Code as in effect from time to time, and the Lien created under the Guaranty and Security Agreement and the Foreign Collateral Documents is (or will be, upon the filing of appropriate financing statements with appropriate offices, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent, together with stock powers duly executed in blank) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than in the case of Collateral which is not Pledged Collateral (as such term is defined in the Guaranty and Security Agreement) represented by certificates or evidenced by a Pledged Debt Instrument (as such term is defined in the Guaranty and Security Agreement) with respect to Permitted Liens specified in clauses (b) (solely to the extent that such Permitted Encumbrances are prior as a matter of law), (c), (d), (e) and (i) (in the case of any extension of any Permitted Lien specified in clause (d) of Section 7.2) of Section 7.2.
          (b) The Guaranty and Pledge Agreement and the Foreign Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Guaranty and Pledge Agreement) and the proceeds thereof, and, when such Pledged Collateral (to the extent represented by certificates or evidenced by a Pledged Debt Instrument) is delivered to the Administrative Agent, together with stock powers or allonges duly executed in blank, the Guaranty and Pledge Agreement and the Foreign Collateral Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Pledged Collateral, in each case prior and superior in right to any other Person (other than with respect to Pledged Collateral which constitutes uncertificated securities, Permitted Encumbrances described in clause (i) of the definition thereof).

     Section 4.19. Material Contracts. Attached hereto as Schedule 4.19 is a correct and complete list, as of the date of this Agreement, of each Material Contract. Neither the Borrower, nor any Subsidiary, nor, to the knowledge of the Borrower, any other party thereto is in material default under any Material Contract.
     Section 4.20. The Foundation. The Foundation is a Minnesota non-profit corporation qualified under Section 501(c)(3) of the Code.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower (other than the last Fiscal Quarter of each Fiscal Year), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;
          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Borrower, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in ARTICLE VI (including (I) for purposes of Section 6.4, a listing of the perecentage of Long Inventory of the Borrower and its Subsidiaries in each rating category assigned by each rating agency and (II) for purposes of Section 6.5, reasonably detailed information relating to the deductions from revenue for such period attributable to the “asset management” segment in determining operating income for such segment for such period), and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrower under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrower and its Subsidiaries, including the presentation by the Borrower of its financial statements;
          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Commission, or any Governmental Authority succeeding to any or all functions of the Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (e) as soon as practicable and in any event within 15 days after the delivery of the financial statements referred to in clause (a) above, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on an annual basis, the following: (i) a quarterly operating and capital budget, (ii) a projected income statement, (iii) a statement of cash flows and balance sheet, and (iv) calculations demonstrating projected compliance with the financial covenants set forth in ARTICLE VI, accompanied by a certificate of the Borrower signed by a Responsible Officer of the Borrower to the effect that such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such period;
          (f) together with each delivery of a Compliance Certificate pursuant to clause (c) above, an updated list (containing information comparable to that required to be set forth on Schedule 4.14 with respect to the Subsidiaries of the Borrower as of the Closing Date) of all Subsidiaries of the Borrower;
          (g) as soon as practicable and in any event within 30 days after the end of each Fiscal Quarter, the FOCUS Report for such Fiscal Quarter filed by PJ&Co with the Commission; and
          (h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary and/or the Long Inventory of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
          In the event that any financial statement delivered pursuant to clause (a) or (b) immediately above or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable

Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(c) and ARTICLE VIII.
     Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than 5 Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;
          (e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
          (f) [Intentionally Omitted];
          (g) [Intentionally Omitted];
          (h) the early termination or material breach by any Person of a Material Contract (and, with respect to any Person other than a Loan Party, to the extent the Borrower has knowledge of such termination or breach);
          (i) as soon as possible and in any event within 10 days after any Responsible Officer of the Borrower learns thereof, notice of the assertion or commencement of any claim, action, litigation, suit or proceeding against or affecting the Borrower or any Subsidiary, including any investigation or proceeding commenced by the Commission, the Board of Governors of the Federal Reserve System, FINRA, the U.K. Financial Services Authority, the Hong Kong Securities and Futures Commission, MSRB or any other Government Authority, Self-Regulatory Organization or securities exchange, which could reasonably be expected to have a Material Adverse Effect; and
          (j) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, Licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority, Self-Regulatory Organization or securities exchange applicable to its business and properties, including without limitation, the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Commodity Exchange Act, Environmental Laws, and the applicable rules and regulations of the Commission, the Board of Governors of the Federal Reserve, FINRA, the U.K. Financial Services Authority, the Hong Kong Securities and Futures Commission, MSRB, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply in all material respects with all applicable capital requirements of all Government Authorities (including, without limitation, Rule 15c3-1 of the Exchange Act).
     Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a)(i)the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrower. The Borrower will not move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 10 days’ prior written notice, and (b) executing and delivering, or authorizing the filing by the Administrative Agent of, financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.
     Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.
     Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
     Section 5.9. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans to (i) refinance certain existing Variable Rate Senior Notes due December 31, 2010 and issued by the Borrower pursuant to a certain Note Purchase Agreement dated as of December 31, 2009, (ii) finance working capital needs and (iii) for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
     Section 5.10. Pre-Closing Dividend. The Borrower will at all times use, or cause to be used, the proceeds of the Dividend, and the proceeds of the dividend described in Section 6.5, either (i) to be held by the Borrower as Cash on Hand which is held in the Deposit Account or one or more Securities Accounts, (ii) invested by the Borrower pursuant to and in accordance with Section 7.4(g) or (iii) a combination of the immediately foregoing clauses (i) and (ii). Notwithstanding the foregoing, in the event that the sum of (x) Cash on Hand which is held in the Deposit Account or one or more Securities Accounts plus (y) the Investments made by the Borrower pursuant to Section 7.4(g) is less than $50,000,000, then PJ&Co shall be required to have the legal right and ability (without the consent or approval of any Governmental Authority or the consent of any other Person) to provide an advance to the Borrower in an amount up to 10% of its Regulatory Net Capital (exclusive of the Dividend) such that the sum of (x) Cash on Hand which is held in the Deposit Account or one or more Securities Accounts plus (y) the Investments made by the Borrower pursuant to Section 7.4(g) plus (z) the amount of such Regulatory Net Capital available to be advanced or otherwise distributed by PJ&Co to the

Borrower shall not be less than $55,000,000 (with at least $40,000,000 of such amount required to be (1) Cash on Hand which is held in the Deposit Account or one or more Securities Accounts and/or (2) Investments permitted by Section 7.4(g) which are subject to the Administrative Agent’s Lien pursuant to the Guaranty and Pledge Agreement). The Borrower will cause all Cash on Hand described in clause (i) above or used in the calculations in the previous sentence at all times to be deposited and held in either (A) the Deposit Account and subject to a Deposit Account Control Agreement or (B) one or more Securities Account which are subject to a Securities Account Control Agreement.
     Section 5.11. Additional Subsidiaries.
          If any Domestic Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, unless such Domestic Subsidiary is a regulated entity, within ten (10) Business Days after any such Domestic Subsidiary is acquired or formed, will cause such Domestic Subsidiary to become a Subsidiary Loan Party. A Domestic Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Supplement to the Guaranty and Pledge Agreement substantially in the form of Exhibit B thereto and such other documents and instruments as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Domestic Subsidiary, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent may reasonably request. Such Person shall also pledge, or cause any Person that is a Domestic Subsidiary owning Capital Stock of such Person to pledge (and each Loan Party that owns, or shall hereafter own, such Capital Stock hereby agrees to pledge), all Capital Stock of such Person to the Administrative Agent as security for the Obligations by delivering the original stock certificates evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty and Pledge Agreement, except as provided expressly in this Agreement. In the event that any Person becomes a Foreign Subsidiary owned directly by the Borrower or a Subsidiary Loan Party, whether pursuant to an acquisition or otherwise, then (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than thirty (30) days after such Person becomes a Foreign Subsidiary, or if the Administrative Agent determines in its reasonable discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the Borrower shall, or shall cause the Subsidiary Loan Party owning such Person, (i) to pledge sixty-six percent (66%) of the voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary owned by the Borrower or such Subsidiary Loan Party to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement, or a joinder to the Pledge Agreement and (ii) to deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank.
     Section 5.12. Further Assurances. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Guaranty and Pledge Agreement. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.
ARTICLE VI
FINANCIAL COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 6.1. Leverage Ratio. The Borrower will maintain at all times a Leverage Ratio of less than 0.35:1.00.
     Section 6.2. Minimum Regulatory Net Capital. The Borrower will cause PJ&Co to maintain at all times Regulatory Net Capital of at least the greater of: (a) $160,000,000, (b) the minimum “net capital” required to be maintained by PJ&Co pursuant to Rule 15c3-1 of the Exchange Act, (c) the minimum “net capital” required to be maintained by PJ&Co pursuant to FINRA Rule 4110 and (d) the sum of (x) $10,000,000 plus (y) the minimum amount of Regulatory Net Capital required to be maintained by PJ&Co pursuant to any contract, instrument or agreement evidencing Indebtedness funded to, or is committed to be provided to, the Borrower and/or its Subsidiaries. The Borrower shall have fifteen (15) days after the date of receipt of any FOCUS Report for PJ&Co which indicates a violation of this Section 6.2 to cure such violation; provided that no period shall exist to satisfy such violation if any such violation of this Section 6.2 is a direct result of a decrease in the Borrower’s total ownership equity in PJ&Co (as reflected in Part II, line 30 of any such FOCUS Report).
     Section 6.3. Minimum Cash on Hand. The Borrower will maintain, at all times, Cash on Hand in an amount not less than the Required Coverage Amount.
     Section 6.4. Minimum Quality of Long Term Inventory. The Borrower shall at all times cause the Long Inventory owned by the Borrower and its Subsidiaries to comply with both of the following tests:
     (i) not less than 40% of such Long Inventory shall be rated “A” or better by S&P, “A2” or better by Moody’s or “A” or better by Fitch; and
     (ii) at least 60% of such Long Inventory shall be rated “BBB-” or better by S&P, “Baa3” or better by Moody’s or “BBB-” by Fitch.
     Section 6.5. Minimum Asset Management EBITDA. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2010, Asset Management EBITDA for the four Fiscal Quarters then ended of not less than:

Minimum Asset
Fiscal Quarter	Management EBITDA
Each Fiscal Quarter ending on or prior to June 30, 2012	$20,000,000
Each Fiscal Quarter ending after June 30, 2012	$25,000,000
provided, that, in the event that PJ&Co shall have received all regulatory approvals necessary to permit the payment of a dividend to the Borrower in an amount not less than $15,000,000 (exclusive of the Dividend) and PJ&Co shall have distributed such amount to the Borrower without condition as to such regulatory approval (or all such conditions shall have been satisfied) and the proceeds of such dividend are used by the Borrower in accordance with any of the permitted purposes set forth in Section 5.10, the step-up in the minimum Asset Management EBITDA to $25,000,000 after June 30, 2012 shall be disregarded and the minimum Asset Management EBITDA at all times shall be $20,000,000.
ARTICLE VII
NEGATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
     Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; and provided further, that the aggregate principal amount of such Indebtedness under this clause (c) does not exceed $5,000,000 at any time outstanding;
          (d) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party to a Loan Party shall be subject to Section 7.4(d);
          (e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4(c);
          (f) (i) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) unsecured Indebtedness incurred in connection with a Permitted Acquisition; provided that the aggregate principal amount of such Indebtedness permitted under clauses (i) and (ii) shall not exceed the amount set forth in clause (i) of the definition of “Permitted Acquisition” at any time;
          (g) Commercial paper issued by PJ&Co, committed and uncommitted bank lines of credit with maturities of one year or less incurred by PJ&Co and Piper Jaffray Asia Securities Ltd., securities lending and securities sold under agreements to repurchase, in each case, used by PJ&Co and Piper Jaffray Asia Securities Ltd. to facilitate and finance its broker-dealer business in the ordinary course of its business; and
          (h) Indebtedness in respect of Hedging Obligations permitted by Section 7.10.
The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or any other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.
     Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
          (a) Liens securing the Obligations;
          (b) Permitted Encumbrances;
          (c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

          (d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
          (f) Liens in favor of the Borrower or any Subsidiary Loan Party;
          (g) customary restrictions on transfers of assets contained in agreements related to the sale by the Borrower or the Subsidiaries of such assets pending their sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted hereunder;
          (h) Liens securing (i) Indebtedness permitted pursuant to Section 7.1(g); provided that such Liens do not include any of the Collateral and (ii) Indebtedness permitted pursuant to Section 7.1(h); provided that (x) such Liens attach only to the types of assets and property pledged pursuant to Hedging Transactions entered into by the Borrower or any Subsidiary on or before the Closing Date, (y) the pledging of such assets or property required by the applicable Hedging Transaction (1) is due to a change in the Net Mark-to-Market Exposure of such Hedging Transaction and (2) does not change the 1-day Value at Risk (VaR) (as defined in the Borrower’s external financial statements) of all Hedging Transactions entered into for speculative purposes or of a speculative nature and (z) such Liens do not include any of the Collateral; and
          (i) extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (c) and (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     Section 7.3. Fundamental Changes.
          (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
     Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries existing on the date hereof);
          (b) cash and Permitted Investments;
          (c) Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) below;
          (d) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any such Subsidiary that is not a Subsidiary Loan Party (excluding all such Investments and Guarantees existing on the Closing Date) pursuant to this clause (d) shall not exceed $1,000,000 at any time outstanding;

          (e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate outstanding amount of all such loans and advances does not exceed $20,000,000 at any time;
          (f) Hedging Transactions permitted by Section 7.10;
          (g) Investments made by the Borrower with proceeds of the Dividend, and the proceeds of the dividend described in Section 6.5, in the form of intercompany loans made by the Borrower to (i) PJ&Co, (ii) a Subsidiary Loan Party or (iii) regulated Foreign Subsidiaries; provided that in the case of clause (iii) above, (x) such intercompany loan shall be repaid in full within ten (10) Business Days following the date such intercompany loan is made, (y) the outstanding principal amount of intercompany loans made pursuant to clause (iii) above shall not at any time exceed $30,000,000 in the aggregate and (z) to the extent that any intercompany loan made to a regulated Foreign Subsidiary may not be repaid to the Borrower without the prior approval or consent of the applicable regulatory authority, such intercompany loan must be repaid in full within 45 Business Days of the date such intercompany loan is made (in lieu of the above 10 Business Day requirement) and the aggregate amount of all intercompany loans under this clause (z) shall not exceed $20,000,000 at any time outstanding (it being understood and agreed that the intercompany loans permitted under this clause (z) shall be treated as a sublimit of the $30,000,000 limitation in clause (y) above and shall also be included in, and be subject to, the $30,000,000 limitation in clause (y) above);
          (h) purchases in the nature of Capital Expenditures in the ordinary course of business consistent with past practices;
          (i) Investments by PJ&Co made in the ordinary course of business in accordance with Rule 15c3-3 of the Exchange Act;
          (j) Securities purchased under agreements to resell (to the extent such transactions constitute Investments);
          (k) Investments in Securities, whether (i) purchased and held for resale, (ii) for such Person’s own investment purposes or (iii) to fund deferred compensation liabilities for employees, in each case, in the ordinary course of business and consistent with past practice;
          (l) Investments in margin loans to retail customers in the ordinary course of business and consistent with past practice;
          (m) Investments by the Borrower or any Subsidiary in the form of Permitted Acquisitions; provided, that the aggregate amount of Permitted Acquisition Consideration for all Permitted Acquisitions after the Closing Date does not exceed $20,000,000; and
          (n) other Investments in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.
          For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
     Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries and (iii) cash dividends and distributions paid on, or purchases of, the common stock of the Borrower; provided, that for the purpose of this clause (iii), (x) no Default or Event of Default has occurred and is continuing at the time such dividend or distribution is paid or purchase is made and (y) the aggregate amount of all such Restricted Payments made by the Borrower in any Fiscal Year does not exceed the amount of equity granted in conjunction with the Borrower’s annual equity compensation awards for such Fiscal Year; provided that the aggregate amount of all such Restricted Payments made by the Borrower pursuant to this clause (y) in any Fiscal Year shall not exceed $45,000,000.
     Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
          (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
          (b) the sale of Securities and Permitted Investments in the ordinary course of business; and
          (c) the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $1,000,000 in any 12 month period ending on the date of determination thereof.
     Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.
     Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions as required by law, rules or regulations of any Government Authority or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and licenses restricting the transfer, sale or assignment thereof.
     Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (i) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities or (ii) for speculative purposes or of a speculative nature in the ordinary course of business; provided that the 1-day Value at Risk (VaR) as defined in the Borrower’s external financial statements of all Hedging Transactions entered into for speculative purposes or of a speculative nature shall not exceed $1,000,000 at any time outstanding.
     Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in any manner that is adverse in any material respect to the interests of the Lenders or the Borrower under its certificate of incorporation, bylaws or other organizational documents.
     Section 7.12. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its fiscal year to that of the Borrower.

     Section 7.13. Government Regulation. Neither the Borrower nor any of its Subsidiaries will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.
     Section 7.14. ERISA.
          The Borrower will not and will not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
     Section 7.15. Contributions to the Foundation.
          The Borrower will not, and will not permit any of its Subsidiaries to, make any contribution or other Investment in the Foundation, except, so long as no Event of Default has occurred and is continuing, contributions or other Investments in the form of cash and Permitted Investments in an aggregate amount not to exceed $3,000,000 in any Fiscal Year.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower’s or any Loan Party’s existence), Section 5.10 or ARTICLE VI or ARTICLE VII; or
          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (f) [Intentionally Omitted]; or
          (g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or
          (l) any judgment or order for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) PJ&Co shall fail for any reason to extend, renew or otherwise refinance the Existing Liquidity Facility on or before (x) in the case of any extension, renewal or other refinancing occurring concurrently with this Agreement, the Closing Date and (y) thereafter, the date that is 15 days prior to the maturity or termination date of the Existing Liquidity Facility, in each case, on substantially the same terms and conditions as the Existing Liquidity Facility (except that the aggregate principal amount thereof may be reduced to an amount not less than $150,000,000); or
          (o) the Commission or any Self-Regulatory Organization shall have notified the SIPC pursuant to Section 5(a)(1) of the Securities Investors Protection Act of 1970, as amended (“SIPA”) of facts which lead it to reasonably believe that the Borrower or any Subsidiary thereof is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower or any of its Subsidiaries under Section 5(a)(3) of the SIPA; or
          (p) The Commission or other Government Authority shall revoke or suspend any License of any Subsidiary of the Borrower under Federal, foreign or Minnesota state law (or any other state in which five percent (5%) or more of securities trade revenue is generated) to conduct business as a securities broker-dealer (and such License shall not be reinstated within five days), or any Subsidiary of the Borrower shall be suspended or expelled from membership in the FINRA or any other Self-Regulatory Organization or securities exchange; or
          (q) a Change in Control shall occur or exist; or
          (r) (i) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Borrower and its Subsidiaries and such order shall continue in effect for more than thirty (30) days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or
          (s) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrower or any of its Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
          (t) (i) the Guaranty and Pledge Agreement or any Foreign Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party party thereto shall so state in writing, or any Loan Party shall seek to terminate the Guaranty and Pledge Agreement or (ii) any security interest purported to be created by Guaranty and Pledge Agreement or any Foreign Collateral Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement) security interest in the Collateral covered thereby; or
          (u) [Intentionally Omitted]; or
          (v) any “Event of Default” shall have occurred and be continuing (beyond any applicable period of grace, if any, therein provided) under any other Loan Document (other than this Agreement);
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 8.2. Application of Proceeds from Collateral.
          All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:
          (a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
          (b) second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (d) fourth, to the fees due and payable under clauses (b) and (c) of Section 2.14 and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
          (e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrower and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Net Mark-to-Market Exposure;
          (f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth;
          (g) seventh, to all other Obligations until the same shall have been paid in full; and
          (h) eighth, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses second through seventh to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment of Administrative Agent.
          (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
     Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

     Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
          (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
     Section 9.8. Authorization to Execute other Loan Documents; Collateral. (a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) and to take all action contemplated by such Loan Documents. Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.
          (b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.
          (c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) upon the release of a Subsidiary from the Guaranty and Pledge Agreement (unless such release is required to be approved by all of the Lenders hereunder) or the release of a Lien granted by a Loan Party in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) upon the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement or the Guaranty and Pledge Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this clause.

          (d) Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor) in respect of all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
     Section 9.9. No Other Duties, etc. Each Lender and the Borrower (for itself and the other Loan Parties) hereby agrees that none of the Joint Lead Arrangers, Bookrunner or the Syndication Agent listed on the cover page of this Agreement, in their capacities as such, shall have any duties or obligations under any Loan Documents to the Borrower, any Lender or any Loan Party.
     Section 9.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     Section 9.11. Administrative Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other

Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
Attention: Tim Carter
Telecopy Number: (612) 303-1316
Email: timothy.l.carter@pjc.com

To the Administrative Agent
or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Scott Bazemore
Telecopy Number: (404) 581-1775
Email: scott.bazemore@suntrust.com

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Yasmin Ajani
Telecopy Number: (404) 724-3879
Email: yasmin.ajani@suntrust.com

and

Rick D. Blumen, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telecopy Number: (404) 253-8366
Email: rick.blumen@alston.com

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./25th Floor
Atlanta, Georgia 30308
Attention: Yasmin Ajani
Telecopy Number: (404) 724-3879

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Telecopy Number: (404) 724-3879
Email: services.agency@suntrust.com

To any other Lender:	the address set forth in the Administrative
Questionnaire or the Assignment and Acceptance Agreement executed by such Lender
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
          (b) Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.
          (c) Notices and other communications (including deliveries pursuant to Section 5.1) to the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Bank pursuant to ARTICLE II unless such Lender, the Swingline Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or limit the liability of the Borrower under the Loan Documents without the written consent of each Lender; (vii) release all or substantially all Collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such Collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, or (ix) increase the aggregate of all Commitments without the consent of all of the Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.19, Section 2.20, Section 2.21 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
     Section 10.3. Expenses; Indemnification.
          (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clause (a), (b) or (c) above, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
     Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitments assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
     (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21 if such assignee is a Foreign Lender.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this

Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.19, Section 2.20, Section 2.21 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute an “Indemnitee” for purposes of Section 10.3.
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to actions described in Section 10.2(b) requiring the vote of all Lenders. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of

Section 2.19, Section 2.20, and Section 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES).
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be contingent or unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan

Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.19, Section 2.20, Section 2.21, and Section 10.3 and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the

extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) any rating agency, (viii) the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
     Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     Section 10.15. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     Section 10.16. No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or either Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(remainder of page left intentionally blank)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PIPER JAFFRAY COMPANIES, as Borrower
By:	/s/ Debbra L. Schoneman
	Name:	Debbra L. Schoneman
	Title:	Chief Financial Officer
Credit Agreement

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By:	/s/ Christopher Reasoner
	Name:	Christopher Reasoner
	Title:	Managing Director
Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Christopher M. Doering
	Name:	Christopher M. Doering
	Title:	Vice President
Credit Agreement

ASSOCIATED BANK, N.A., as a Lender
By:	/s/ Nicholas G. Myers
	Name:	Nicholas G. Myers
	Title:	Vice President
Credit Agreement

FIFTH THIRD BANK, as a Lender
By:	/s/ Gary S. Cosey
	Name:	Gary S. Cosey
	Title:	VP Corporate Banking
Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Cara Gentile
	Name:	Cara Gentile
	Title:	Vice President
Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Lender
By:	/s/ Seth Hove
	Name:	Seth Hove
	Title:	Associate Managing Director
Credit Agreement

ATLANTIC CAPITAL BANK, as a Lender
By:	/s/ J. Christopher Deisley
	Name:	J. Christopher Deisley
	Title:	Senior Vice President

Credit Agreement

Schedule I
APPLICABLE MARGIN

Pricing		Applicable Margin	Applicable Margin
Level	Leverage Ratio	for Eurodollar Loans	for Base Rate Loans
I	Less than 0.15:1.00	2.50% per annum	1.50% per annum

II	Greater than or equal to 0.15:1.00 but less than 0.27:1.00	2.75% per annum	1.75% per annum

III	Greater than or equal to 0.27:1:00	3.00% per annum	2.00% per annum

Schedule II
COMMITMENT AMOUNTS

	Revolving	Term Loan
Lender	Commitment Amount	Commitment Amount
SunTrust Bank	$10,000,000	$20,000,000
U.S. Bank National Association	$9,334,000	$18,666,000
Associated Bank, N.A.	$8,000,000	$16,000,000
Fifth Third Bank	$8,000,000	$16,000,000
PNC Bank, National Association	$8,000,000	$16,000,000
The PrivateBank and Trust Company	$5,000,000	$10,000,000
Atlantic Capital Bank	$1,666,000	$3,334,000

Total:	$50,000,000	$100,000,000

SCHEDULE 1.1
EBITDA ADDBACK AMOUNTS
•	Leasehold depreciation
•	Furniture/equipment depreciation
•	Software depreciation
•	Equity compensation related expenses
•	Equity grant cancels
•	Forgiveable loan amortization
•	Intangible amortization expense
•	Goodwill expense
•	Interest expense on long-term debt
•	Other non-recurring/Extraordinary items
•	Income Tax expense/benefit

SCHEDULE 4.5(a)
LITIGATION
Municipal Derivatives Investigations and Litigation
     The U.S. Department of Justice (“DOJ”), Antitrust Division, the SEC and various state attorneys general are conducting broad investigations of numerous firms, including Piper Jaffray, for possible antitrust and securities violations in connection with the bidding or sale of guaranteed investment contracts and derivatives to municipal issuers from the early 1990s to date. These investigations commenced in November 2006, and we have received and responded to various subpoenas and requests for information. In December 2007, the DOJ notified one of our employees, whose employment subsequently was terminated, that he is regarded as a target of the investigation. We have been cooperating and continue to cooperate with these governmental investigations. In addition, several class action complaints have been brought on behalf of a purported class of state, local and municipal government entities that purchased municipal derivatives directly from one of the defendants or through a broker, from January 1, 1992 to the present. The complaints, which have been consolidated in In re Municipal Derivatives Antitrust Litigation, MDL No. 1950 (Master Docket No. 08-2516), allege antitrust violations and civil fraud and are pending in the U.S. District Court for the Southern District of New York under the multi-district litigation rules. The complaints seek unspecified treble damages under the Sherman Act.

SCHEDULE 4.5(b)
ENVIRONMENTAL MATTERS
None

SCHEDULE 4.14
SUBSIDIARIES

		Jurisdiction of	Ownership
		Incorporation	Interest
Full Legal Name	Type of Entity	or Organization	of Borrower
Piper Jaffray Companies	Corporation	Delaware	n/a
Piper Jaffray Ltd.*	Corporation	United Kingdom	100%
PJC Nominees Ltd.*	Corporation	United Kingdom	100% indirect
Piper Jaffray Investment Management Inc.	Corporation	Delaware	100%
Advisory Research, Inc.	Corporation	Delaware	100% indirect
Fiduciary Asset Management Inc.	Corporation	Delaware	100% indirect
Piper Jaffray Investment Management LLC	LLC	Delaware	100% indirect
Piper Jaffray Municipal Fund LLC	LLC	Delaware	100% indirect
PJC Capital Management LLC	LLC	Delaware	100%
PJC Capital LLC	LLC	Delaware	100%
PJC Consumer Partners Acquisition I, LLC	LLC	Delaware	100%
Piper Jaffray Lending Inc.	Corporation	Delaware	100%
Piper Jaffray Private Capital Inc.	Corporation	Delaware	100%
Piper Jaffray Funding LLC	LLC	Delaware	100%
Piper Jaffray & Co.*	Corporation	Delaware	100%
Piper Jaffray Financial Products Inc.	Corporation	Delaware	100%
Piper Jaffray Financial Products II Inc.	Corporation	Delaware	100%
Piper Jaffray Financial Products III Inc.	Corporation	Delaware	100%
Piper Jaffray Lending LLC	LLC	Delaware	100%
Piper Jaffray Ventures Inc.	Corporation	Delaware	100%
Piper Ventures Capital, Inc.	Corporation	Delaware	100% indirect
Piper Jaffray Mena (LP) Inc.	Corporation	Delaware	100%
Piper Jaffray Asia Holdings Limited*	Local Company	Hong Kong	100%
Piper Jaffray Asia Limited*	Local Company	Hong Kong	100% indirect
Piper Jaffray Asia Securities Limited*	Local Company	Hong Kong	100% indirect
Piper Jaffray Asia Futures Limited*	Local Company	Hong Kong	100% indirect
Piper Jaffray Asia Management Services Ltd*	Local Company	Hong Kong	100% indirect
Grandward Investments Limited*	Local Company	Hong Kong	100% indirect
All entities are Subsidiary Loan Parties, except as noted with an asterisk (*).

SCHEDULE 4.19
MATERIAL CONTRACTS
Sublease Agreement, dated as of September 18, 2003, between U.S. Bancorp and U.S. Bancorp Piper Jaffray Inc. http://www.sec.gov/Archives/edgar/data/1230245/000104746903034126/a2119016zex-107.txt
First Amendment to Sublease Agreement, by and among U.S. Bancorp and Piper Jaffray & Co. dated March 26, 2010 http://www.sec.gov/Archives/edgar/data/1230245/000095012310046318/c58007exv10w3.htm

SCHEDULE 7.1
EXISTING INDEBTEDNESS
Credit Facilities
1.	Piper Jaffray & Co. $250,000,000 Secured Committed Facility from U.S. Bank National Association
2.	Piper Jaffray & Co. $100,000,000 Secured Uncommitted Facility from JP Morgan Chase Bank, N.A.
3.	Piper Jaffray & Co. $100,000,000 Secured Uncommitted Facility from BNY Mellon
4.	Piper Jaffray & Co. $100,000,000 Unsecured Uncommitted Facility from BNY Mellon
5.	Piper Jaffray & Co. $75,000,000 Secured Uncommitted Facility from Well Fargo Bank, National Association
6.	Piper Jaffray & Co. $300,000,000 Secured Commercial Paper Notes — Series A Program
7.	Piper Jaffray LTD £500,000 CREST Settlement Bank Facility from Barlays Commercial Bank
8.	Piper Jaffray Asia Securities Limited HK$19,000,000 with Standard Chartered: (i) HK$5,000,000 Current Account Overdraft Banking Facility, (ii) HK$10,000,000 Intraday Overdraft Banking Facility, and (iii) HK$4,000,000 Drawings Against Uncleared Effects (DAUE)
Repurchase Agreements
1.	Master Repurchase Agreement between Merrill Lynch Pierce, Fenner & Smith Incorporated and Piper Jaffray & Co. dated March 2, 2010
2.	Master Repurchase Agreement between RBC Capital Markets Corporation and Piper Jaffray & Co. dated May 13, 2010
3.	Master Repurchase Agreement between Mizuho Securities USA Inc. and Piper Jaffray & Co. dated April 22, 2010
4.	Master Repurchase Agreement between Morgan Stanley & Co Incorporated and Piper Jaffray Inc. dated November 13, 1996
5.	Master Repurchase Agreement between Cantor Fitzgerald & Co. and Piper Jaffray & Co. dated June 27, 2006
Guarantees
1.	Wahlert High School dba Holy Family Catholic Schools Guarantee by Piper Jaffray Companies dated March 22, 2006 in connection with ISDA Master Agreement dated March 22, 2006 between Piper Jaffray Financial Products II Inc. and Wahlert High School.

2.	EagleCrest Senior Housing LLC Guaranty by Piper Jaffray Companies dated July 30, 2007 in connection with ISDA Master Agreement dated July 30, 2007 between Piper Jaffray Financial Products II Inc. and EagleCrest Senior Housing, LLC.
3.	Presbyterian Homes of North Oaks, Inc. Guaranty by Piper Jaffray Companies dated August 21, 2007 in connection with ISDA Master Agreement dated August 21, 2007 between Piper Jaffray Financial Products II Inc. and Presbyterian Homes of North Oaks, Inc.
4.	The Glenridge on Palmer Ranch, Inc. Guaranty by Piper Jaffray Companies dated December 2006 in connection with ISDA Master Agreement dated December 2006 between Piper Jaffray Financial Products II Inc. and The Glenridge on Palmer Ranch, Inc.
5.	Presbyterian Homes Care Centers, Inc. Guaranty by Piper Jaffray Companies dated September 26, 2007 in connection with ISDA Master Agreement dated September 26, 2007 between Piper Jaffray Financial Products II Inc. and Presbyterian Homes Care Centers, Inc.
5.	Wachovia Bank, N.A. Guaranty by Piper Jaffray Companies dated August 10, 2005 in connection with ISDA Master Agreement and Schedule thereto dated as of August 10, 2005 between Piper Jaffray Financial Products II Inc. and Wachovia Bank, N.A.
6.	Morgan Stanley Municipal Funding Inc. Guaranty by Piper Jaffray Companies dated September 21, 2005 in connection with ISDA Master Agreement, Schedule and Annex thereto dated February 12, 2004 and the Amended and Restated Collateralized Shortfall and Security Agreement dated as of May 5, 2008 between Piper Jaffray Financial Products II Inc. and Morgan Stanley Municipal Funding Inc.
7.	JPMorgan Chase Bank, N.A. Guarantee by Piper Jaffray Companies dated February 8, 2006 between Piper Jaffray Companies and JPMorgan Chase Bank, N.A in connection with ISDA Master Agreement dated February 8, 2006 between JPMorgan Chase Bank, N.A. and Piper Jaffray Financial Products II Inc.
8.	Merrill Lynch Capital Services, Inc. Letter Guarantee by Piper Jaffray Companies dated February 13, 2006 in connection with ISDA Master Agreement dated February 13, 2006 between Merrill Lynch Capital Services, Inc. and Piper Jaffray Financial Products II Inc.
9.	Deutsche Bank AG Guaranty by Piper Jaffray Companies dated June 12, 2007 in connection with ISDA Master Agreement dated June 12, 2007 between Deutsche Bank AG, New York branch and Piper Jaffray Financial Products II Inc.
10.	Lehman Brothers Special Financing Inc. Guaranty by Piper Jaffray Companies dated September 26, 2007 in connection with ISDA Master Agreement dated September 26, 2007 between Piper Jaffray Financial Products II Inc. and Lehman Brothers Special Financing Inc.
11.	Citibank, N.A. Guaranty by Piper Jaffray Companies dated April 23, 2008 in connection with ISDA Master Agreement dated April 23, 2008.

13	R.J O’Brien & Associates L.L.C Corporate Guarantee by Piper Jaffray & Co. for Piper Jaffray Financial Products II Inc. dated October 2010 in connection with futures clearing agreement.
14.	JPMorgan Chase Bank, N.A. Guaranty by Piper Jaffray Companies dated October 2005 in connection with a Global Custody and Clearance Agreement with Piper Jaffray Ltd.
15.	Lloyds TSB Bank PLC Guarantee Continuing Guarantee by Piper Jaffray Companies dated September 23, 2005, in connection with credit facility represented by the CREST Settlement Bank Funding Agreement dated September 5, 2005 between Piper Jaffray Ltd. and Lloyds TSB Bank PLC.
Hedging Transactions
Certain Subsidiaries have entered into Hedging Transactions of the type described in Section 7.10(i)-(ii) of the Agreement. For more information, see “Derivative Contract Financial Instruments” within Note 5 to the Borrower’s Notes to the Consolidated Financial Statement for the Form 10-Q for the period ended September 30, 2010.
ISDA Credit Documents
1.	Credit Support Annex to the ISDA Master Agreement dated as of June 12, 2007, between Deutsche Bank AG, New York Branch and Piper Jaffray Financial Products II Inc.
2.	Credit Support Annex to the ISDA Master Agreement dated as of November 17, 2003 between Goldman Sachs Capital Markets, L.P. and U.S. Bancorp Piper Jaffray Inc. (together with Assignment and Novation of Master Agreement. dated April 17, 2006 and Amendment to ISDA Master Agreement dated September 3, 2009).
3.	Credit Support Annex to the ISDA Master Agreement dated as of December 15, 2005 between Bear Stearns Capital Markets Inc. and Piper Jaffray Financial Products II Inc. (together with 1st Amendment to Master Agreement dated December 12, 2007).
4.	Credit Support Annex to the ISDA Master Agreement dated as of dated as of February 8, 2006 between JPMorgan Chase Bank, N.A. and Piper Jaffray Financial Products II Inc.
5.	Credit Support Annex to the ISDA Master Agreement dated as of September 26, 2007 between Lehman Brothers Special Financing Inc. and Piper Jaffray Financial Products II Inc.
6.	Credit Support Annex to the ISDA Master Agreement dated as of February 13, 2006 between Merrill Lynch Capital Services Inc. and Piper Jaffray Financial Products II Inc.
7.	Amended and Restated Collateralized Shortfall and Security Agreement dated as of May 5, 2008 between Morgan Stanley Municipal Funding Inc. and Piper Jaffray Financial Products II Inc.

8.	Credit Support Annex to the ISDA Master Agreement dated as of August 10, 2005 between Wachovia Bank, N.A. and Piper Jaffray Financial Products II Inc.
9.	Credit Support Annex to the ISDA Master Agreement dated as of April 23, 2008 between Citibank, N.A. and Piper Jaffray Financial Products II Inc.

SCHEDULE 7.2
EXISTING LIENS
Deed of Charge between JPMorgan Chase Bank, N.A. and Piper Jaffray Ltd. dated October 20, 2005 entered into in connection with the Global Custody and Clearance Agreement between JPMorgan Chase Bank and Piper Jaffray Ltd.
See Hedging Transactions listed on Schedule 7.1. The Loan Parties have pledged financial instruments and other inventory positions as collateral for repurchase agreements, secured borrowings and securities loaned.
The Loan Parties to the ISDA Credit Documents listed on Schedule 7.1 have pledged the Posted Collateral or the Collateral (as defined in the applicable ISDA Credit Document) to the other party thereto.

SCHEDULE 7.4
EXISTING INVESTMENTS
The Borrower and its Subsidiaries own the equity interests in the entities listed in Schedule 4.14.
Intercompany debt as of December 20, 2010 in the amounts listed below:

Lender:	Debtor:	Amount:
Piper Jaffray Companies	Piper Jaffray Limited	$2,890,936
Piper Jaffray Companies	Piper Jaffray Financial Products, Inc.	$1,511,033
Piper Jaffray Companies	Piper Jaffray Ventures Inc.	$238,395
Piper Jaffray Companies	Piper Jaffray Funding LLC	$172,841
Piper Jaffray Companies	Piper Jaffray Financial Products III	$192,528
Investments made pursuant to the Hedging Transactions and the Guarantees listed on Schedule 7.1.

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
[date to be supplied]
     Reference is made to the Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “ Credit Agreement”), by and among Piper Jaffray Companies, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the assignment date set forth below (the “Assignment Date”), the interests set forth below in all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all outstanding rights and obligations of the respective facilities identified below, together with any LC Exposure and Swingline Exposure included in such facilities (such rights and obligations being referred to herein as the “Assigned Interest”) The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date, [(i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii)]1 the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.20 (e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, and any documentation required to be delivered pursuant to Section 10.4 of the Credit Agreement, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.
     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial

[1]	Bracketed language may be omitted if Assignee is an existing Lender at the time of the assignment.

condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 10.4 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the effective date set forth below (the “Effective Date”), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder with respect to the Assigned Interest and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder (in addition to any rights and obligations it may theretofore hold as a Lender), (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Alternative to be selected [Alternative A: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent, the Assignor and the Assignee.] [Alternative B: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee regardless of whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments with respect to payments made by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Assignment Date:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment (“Effective Date”):

	Amount	Percentage Assigned of
	Assigned of Revolving	Revolving Commitment/Term
Facility	Commitment/Term Loan	Loan[2]
Revolving Commitment:	$	%
Term Loan:	$	%
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

[2]	set forth, to at least 8 decimals, as a percentage of the Term Loans and the aggregate Revolving Commitments of all Lenders thereunder

The undersigned hereby consents to the within assignment3:

PIPER JAFFRAY COMPANIES		SUNTRUST BANK, as Administrative Agent:

By:		By:

	Name:		Name:
	Title:		Title:

SUNTRUST BANK, as Issuing Bank:
By:
Name:
Title:

[3]	Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT B
FORM OF GUARANTY & PLEDGE AGREEMENT
[Attached hereto]

EXHIBIT C
FORM OF REVOLVING CREDIT NOTE
$___________
[Date]
     FOR VALUE RECEIVED, the undersigned, PIPER JAFFRAY COMPANIES, a Delaware corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”) or its registered assigns, at the Payment Office of the Administrative Agent on the Revolving Commitment Termination Date (as defined in the Credit Agreement defined below), the lesser of the principal sum of ____________________________ AND NO/100 DOLLARS ($____________________) and the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement defined below) made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees actually incurred, in accordance with the terms of Section 10.3 of the Credit Agreement.
     Terms defined in that certain Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the lenders from time to time party thereto and SunTrust, as Administrative Agent for the lenders, are used herein with the same meanings.
     Upon the occurrence and during the continuation of an Event of Default, the Borrower promises to pay interest, on demand, at the rates provided in Section 2.13(c) of the Credit Agreement.
     In the event of an acceleration of the maturity of the Revolving Loans, this Revolving Credit Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     All Borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

     This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Revolving Credit Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Revolving Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Revolving Loans.
THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the duly authorized officer of the Borrower as an authorized signatory has executed this Revolving Credit Note as of the day and year first written above.

PIPER JAFFRAY COMPANIES
By:
Name:
Title:

LOANS AND PAYMENTS

Unpaid Principal
	Amount and		Balance of
	Type of Revolving	Payments of	Revolving Credit	Name of Person
Date	Loan	Principal	Note	Making Notation

EXHIBIT D
FORM OF SWINGLINE NOTE

$5,000,000.00	Atlanta, Georgia
[Date]
     FOR VALUE RECEIVED, the undersigned, PIPER JAFFRAY COMPANIES, a Delaware corporation (the “Borrower”), hereby promises to pay to SUNTRUST BANK, a Georgia state banking corporation (“SunTrust” or the “Swingline Lender”) or its registered assigns, at the Payment Office of the Administrative Agent on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date (as such terms are defined in the Credit Agreement dated as of December 29, 2010 as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders, the lesser of the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) or the aggregate unpaid principal amount of all outstanding Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement from time to time, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Administrative Agent and the Swingline Lender in accordance with Section 10.3 of the Credit Agreement. Terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     Upon the occurrence and during the continuation of an Event of Default, the Borrower promises to pay interest, on demand, at the rates provided in Section 2.13(c) of the Credit Agreement.
     In the event of an acceleration of the maturity of the Swingline Loans, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     All Borrowings evidenced by this Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Swingline Note and the Credit Agreement.
     This Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Swingline Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Swingline Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Swingline Loans.
     THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the duly authorized officer of the Borrower as an authorized signatory has executed this Swingline Note as of the day and year first written above.

PIPER JAFFRAY COMPANIES
By:
Name:
Title:

LOANS AND PAYMENTS

	Amount and		Unpaid Principal
	Type of Swingline	Payments of	Balance of	Name of Person
Date	Loan	Principal	Swingline Note	Making Notation

EXHIBIT E
FORM OF TERM NOTE
$___________
[Date]
     FOR VALUE RECEIVED, the undersigned, PIPER JAFFRAY COMPANIES, a Delaware corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”) or its registered assigns, at the Payment Office of the Administrative Agent on the Maturity Date (as defined in that certain Credit Agreement dated as of December 29, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Term Note and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement) by and among the Borrower, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent for the Lenders (the “Agent”) the lesser of the principal sum of ____________________________ AND NO/100 DOLLARS ($____________________) and the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection in accordance with the terms of the Credit Agreement.
     All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Credit Agreement.
     Upon the occurrence and during the continuation of an Event of Default, the Borrower promises to pay interest, on demand, at the rates provided in Section 2.13(c) of the Credit Agreement.
     In the event of an acceleration of the maturity of the Term Loans, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

     This Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Term Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Term Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Term Loans.
     THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the duly authorized officer of the Borrower as an authorized signatory has executed this Term Note as of the day and year first written above.

PIPER JAFFRAY COMPANIES
By:
Name:
Title:

LOANS AND PAYMENTS

Unpaid Principal
	Amount and	Payments of	Balance of Term	Name of Person
Date	Type of Term Loan	Principal	Note	Making Notation

EXHIBIT 2.3
FORM OF NOTICE OF REVOLVING BORROWING
[Date]
SunTrust Bank,
      as Administrative Agent
      for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:
(A)	Aggregate principal amount of Borrowing[1]:

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Revolving Loan[2]:

(D)	[Interest Period[3]: ][4]

(E)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:
[Continued on Following Page]

     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours, PIPER JAFFRAY COMPANIES
By:
Name:
Title:

[1]	Not less than $5,000,000 and an integral multiple of $1,000,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Eurodollar Borrowing, and not less than $1,000,000 and an integral multiple of $100,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Base Rate Borrowing.

[2]	Eurodollar Borrowing or Base Rate Borrowing.

[3]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

[4]	Insert for Eurodollar Borrowings only.

EXHIBIT 2.4
FORM OF NOTICE OF SWINGLINE BORROWING
[Date]
SunTrust Bank,
      as Administrative Agent
      for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among the undersigned, as Borrower, the lenders named therein, from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:
(A)	Principal amount of Swingline Loan[1]:

(B)	Date of Swingline Loan (which is a Business Day):

(C)	Proposed Interest Period[2]:

(D)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed:
[remainder of page intentionally left blank]

[1]	Not less than $100,000 or a larger multiple of $50,000 (or such other minimum amounts agreed to by Swingline Lender and Borrower)

[2]	Interest Period must be confirmed by Swingline Lender

     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours, PIPER JAFFRAY COMPANIES
By:
Name:
Title:

EXHIBIT 2.7
FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
SunTrust Bank,
      as Administrative Agent
      for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among the undersigned, as Borrower, the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation and the Borrower hereby requests the continuation or conversion of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:
(A)	[Revolving Borrowing][Term Loan] to which this request applies:

(B)	Principal amount of Borrowing to be continued/converted: _________________

(C)	Effective date of election (which is a Business Day): ______________________

(D)	Type of Borrowing: ______________________

(E)	[Interest Period[1]: ________________________][2]

Very truly yours, PIPER JAFFRAY COMPANIES
By:
Name:
Title:

[1]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

[2]	Insert for Eurodollar Borrowings only.

EXHIBIT 3.1(b)(viii)
FORM OF CERTIFICATE OF [ASSISTANT] SECRETARY
OF
[NAME OF LOAN PARTY]
          I, __________, [Assistant] Secretary of [NAME OF LOAN PARTY], a [State of incorporation or formation] [corporation][limited liability company] (the “Company”), hereby certify as follows pursuant to Section 3.1(b)(viii) of that certain Credit Agreement dated as of even date herewith, by and among [PIPER JAFFRAY COMPANIES][the Company], as Borrower, the Lenders from time to time party thereto, and SUNTRUST BANK, as Administrative Agent and the other parties thereto (the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement) that:
     (1) I am the duly elected, qualified and acting [Assistant] Secretary of the Company.
     (2) Attached hereto as Exhibit A is a true, correct and complete copy of the [Articles of Incorporation][Articles of Organization][Certificate of Formation] of the Company, certified to be true, correct and complete by the Secretary of State of the State of [State of incorporation or formation], and such [Articles of Incorporation][Articles of Organization][Certificate of Formation] of the Company [has][have] not been amended, modified or otherwise supplemented since the date of such certificate for the Secretary of State.
     (3) Attached hereto as Exhibit B is a true, correct and complete copy of the [By-Laws][Operating Agreement][Limited Liability Company Agreement] of the Company, together with all amendments thereto, all of which were duly adopted and are in full force and effect on the date hereof.
     (4) Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the [Board of Directors][Member[s]][Board of Managers] of the Company, duly adopted [by unanimous written consent] on __________, 2010, such action having been duly taken in accordance with the provisions of applicable law, the [Articles of Incorporation][Articles of Organization][Certificate of Formation] and the [By-Laws][Operating Agreement][Limited Liability Company Agreement] of the Company, and being now in full force and effect, without any modifications in any respect. Such resolutions authorize the Company and the officers designated therein to execute and deliver, and to do all things necessary or appropriate for the payment and performance of all the Company’s obligations under the Loan Documents to which the Company is a party.
     (5) Attached hereto as Exhibit D is a true, correct and complete copy of a certificate of [existence][good standing] issued by the Secretary of State of the State of [State of incorporation or formation]. The Company has, from the date of such certificate, remained in good standing under the laws of such State.

     (6) [Attached hereto as Exhibit E is a true, correct and complete copy of a certificate of qualification to transact business or similar certificates, as the case may be, from the Secretary of State of the State of [each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign entity]. The Company has, from the date of such certificate, remained in good standing under the laws of such State.]1
     (7) The persons named on the grid attached hereto as Exhibit [E][F] have been elected or appointed, are duly qualified and are presently incumbent officers of the Company with authority to execute the Loan Documents to which the Company is a party, holding the respective offices set forth opposite each name. The signature opposite the name of each such person is that person’s genuine signature.
[remainder of page intentionally left blank]

[1]	Insert only for entities which are required to be qualified to do business as a foreign entity.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of                     , 2010.

Name:
Title:	[Assistant] Secretary

     I, __________, do hereby certify that I am the duly elected, qualified and acting __________ of the Company, that I am familiar with __________ and [his][her] signature, that __________ is the duly elected, qualified and acting [Assistant] Secretary of the Company and that the foregoing signature of __________ is [his][her] signature.
     IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of _________, 2010.

Name:
Title:

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT [E][F]
INCUMBENCY GRID

Name	Title	Signature

EXHIBIT 3.1(b)(xi)
FORM OF CLOSING CERTIFICATE
     Reference is made to the Credit Agreement dated as of December 29, 2010 (the “Credit Agreement”) by and among Piper Jaffray Companies, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(xi) of the Credit Agreement.
I, ____________, [Title of Responsible Officer] of the Borrower do hereby certify on behalf of the Borrower and not in an individual capacity that:
(a)	no Default or Event of Default has occurred and is continuing at the date hereof;

(b)	the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date hereof;

(c)	since December 31, 2009, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(d)	attached hereto as Exhibit A are copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders are in full force and effect and all applicable waiting periods have expired;

(e)	attached hereto as Exhibit B is evidence that PJ&Co has received all regulatory approvals necessary to permit the payment of the Dividend and PJ&Co has paid the full amount of the Dividend to the Borrower without condition as to such regulatory approval (or all such conditions have been satisfied) and the proceeds of the Dividend has been used by the Borrower in accordance with Section 5.10 of the Credit Agreement;

(f)	attached hereto as Exhibit C are copies of all agreements, indentures or notes governing the terms of any Material Indebtedness; and

(g)	no litigation, investigation or proceeding of or before any arbitrators or

Governmental Authorities is pending against or, to the knowledge of any of the Borrower, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, I have hereunto signed my name as [Title of Responsible Officer] of the Borrower and not in an individual capacity this ____ day of _________, 2010.

Name:

Exhibit A
Consents

Exhibit B
Evidence of Dividend

Exhibit C
Material Indebtedness

EXHIBIT 5.1(c)
FORM OF COMPLIANCE CERTIFICATE

To:	SunTrust Bank, as Administrative Agent
303 Peachtree St., N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of December 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Piper Jaffray Companies (the “Borrower”), the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
     I, ______________, [Chief Financial Officer][Treasurer]of the Borrower do hereby certify on behalf of the Borrower and not in an individual capacity as follows:
     1. The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending ____________ fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with GAAP [(subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes)].
     2. The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement as of the last day of the period or for such periods covered by the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.
     3. Based upon a review of the activities the Borrower and its Subsidiaries (including, without limitation, any and all transactions during the Test Period for which calculations or determinations are required to be made pursuant to Article VI of the Credit Agreement) and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].
     4. There has been no change in GAAP or in the application thereof that has occurred since the date of the Borrower’s audited financial statements referred to in Section 5.1(a) of the Credit Agreement [If such is not the case, specify such change and the effect of such change on the financial statements accompanying this certificate, if any.]

     IN WITNESS WHEREOF, I have hereunto signed my name as [Chief Financial Officer][Treasurer] of the Borrower and not in an individual capacity this ____day of ______________, 20__.

Name:

Attachment I to Compliance Certificate